Exhibit 99.1

AMENDMENT

TO

STANDARD INDUSTRIAL LEASES – NET

                THIS AMENDMENT TO STANDARD INDUSTRIAL LEASES – NET (the “Amendment”) is made effective as of January 1, 2009, between Channell Commercial Corporation, a Delaware corporation (“Tenant”) and the Channell Family Trust dated June 29, 1990 (“Landlord”), with reference to the following:

                A.            Landlord and Tenant are parties to Standard Industrial Leases – Net dated as of December 22, 1989 (as previously amended, “Leases”) governing the premises commonly referred to as 26040 Ynez Road, Temecula, California and May 1996 governing the premises commonly referred to as 40761 County Center Drive, Temecula, California.

                B.            Landlord and Tenant desire to amend Leases as set forth in this Amendment.

                NOW, THEREFORE, for good and valuable consideration the parties hereby agree as follows:

1.     Rent Reduction.  The base monthly rental payable by Tenant for each of the months beginning and including January 2009 and ending and including June 2009 shall be reduced by a combined $50,000, for an aggregate reduction in rent for those six (6) months equal to $300,000 (the “Rent Reduction”).  In consideration for the Rent Reduction, Tenant shall promptly cause 2,000,000 shares (the “Shares”) of its common stock, $0.01 par value per share, to be issued in the name of Landlord and a certificate evidencing the Shares to be delivered to Landlord.  The parties acknowledge that the number of Shares was computed by dividing the Rent Reduction by $0.15 per share (the “Per Share Price”), the December 12, 2008 closing sale price of the Tenant’s common stock on the NASDAQ.

2.     Right to Repurchase Shares.  Landlord hereby grants Tenant an option, exercisable in one or more installments, to repurchase all or a portion of the Shares at the Per Share Price in each case including interest at the rate of five percent (5%) per annum from the date of this Amendment through the date of payment.  To exercise the option, Tenant shall give written notice to Landlord accompanied by cash payment.  The option will expire if not theretofore exercised in full on December 12, 2010.

3.     No Other Changes.  Except as expressing set forth in this Amendment, the Lease shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

CHANNELL FAMILY TRUST
DATED JUNE 29, 1990

/s/ Jacqueline M. Channell
Jacqueline M. Channell, Trustee

CHANNELL COMMERCIAL CORPORATION

/s/ William H. Channell, Jr.
William H. Channell, Jr.,
Chief Executive Officer